UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2023

Gritstone bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38663	47-4859534
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5959 Horton Street, Suite 300
Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 510 871-6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GRTS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On September 27, 2023, Gritstone bio, Inc. (the “Company”) entered into a contract (the “BARDA Contract”) with the Biomedical Advanced Research and Development Authority (“BARDA”), a component of the Administration for Strategic Preparedness and Response in the U.S. Department of Health and Human Services. Under the BARDA Contract, the Company will receive funding of up to an estimated $433 million to conduct a 10,000 participant randomized Phase 2b comparative study evaluating the Company’s next-generation self-amplifying mRNA vaccine candidate containing Spike plus other viral targets to protect against COVID-19.

The BARDA Contract could result in payments to the Company of up to approximately $433 million. The BARDA Contract consists of a base period (ending on or before the first quarter of 2024) and a total contract period-of-performance (base period plus two stages gated at BARDA’s discretion) of up to approximately four years. The base period for the BARDA Contract includes government funding of up to approximately $10 million for performance of certain milestones such as preparation of protocol synopsis and submission of an investigational new drug application. Following successful completion of the base period, the BARDA Contract provides for approximately $423 million of additional BARDA funding for two stages gated at BARDA’s discretion in support of the clinical trial execution and additional analyses for the clinical trial.

The BARDA Contract contains terms and conditions that are customary for contracts with BARDA of this nature, including provisions giving the government the right to terminate the contract at any time for its convenience.

The Company estimates that, based on the fees payable and anticipated reimbursement of certain expenses to the Company under the BARDA Contract, the Company’s cash runway will be extended into the fourth quarter of 2024.

The foregoing description of the BARDA Contract does not purport to be complete and is qualified in its entirety by reference to the full text of the BARDA Contract, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2023.

Item 7.01.	Regulation FD Disclosure.

On September 27, 2023, the Company issued a press release announcing its entry into the BARDA Contract, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 to this Current Report on Form 8-K, and in Exhibit 99.1 furnished herewith, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This report contains forward-looking statements, including, but not limited to, statements related to the Company’s clinical and regulatory development plans for its product candidates; expectations regarding the data to be derived in the Company’s ongoing and planned clinical trials; the timing of funds pursuant to the BARDA Contract and expectations regarding the Company’s cash runway. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including the Company’s programs’ clinical stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, the Company’s ability to successfully establish, protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations. The Company undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the Company’s most recent Annual Report on Form 10-K filed on March 9, 2023 and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated September 27, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gritstone bio, Inc.

Date: September 27, 2023	By:	/s/ Andrew Allen
Andrew Allen
President and Chief Executive Officer